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                     CONSNE TO FINDEPENDENT AUDITORS

The Board of Directors
Delco International Ltd. and subsidiaries:

We consent to the incorporation by reference in the registration statements of Oneida Ltd on Form S-8 (File Nos. 2-84304, 33-49462, 333-10795 and 333-66425),
Form S-3 (File No. 33-64608) and Form 8-A/A (File No. 005-07119) of our report dated April 7, 2000 with respect to the consolidated balance sheet of Delco International Ltd. and subsidiaries as of January 31, 2000 and the related consolidated statements of earnings, stockholders' equity,and cash flows for the year then ended, which report appears in the Form 8-K/A of Oneida Ltd. dated October 23, 2000.

/s/ KPMG LLP

Milveille, New York
October 23, 2000